Mark Centers Trust

Second Amendment to Declaration
of Trust
Dated May 26, 1993
Mark Centers Trust, a Real Estate investment Trust formed pursuant to Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (1993 Replacement Volume) (the “REIT”), hereby certifies to the State Department of Assessments and Taxation that:
FIRST: The Declaration of Trust of the REIT is hereby amended by substituting in lieu of SECTION 6.6(k) a new SECTION 6.6(k) as follows:
Any transfer of Shares or Securities convertible into Shares which could result in direct or indirect ownership of Shares exceeding the Related Party Limit other than by an Excepted Person shall be void ab initio and the prospective acquiror shall not be entitled to any rights afforded to owners of Shares hereunder and shall be deemed never to have had an interest therein.
SECOND: This amendment to the REIT’S Declaration of Trust was duly approved by the affirmative written consent of the holders of at least two-thirds of the shares issued by the REIT and then outstanding on May 26, 1993.
IN WITNESS WHEREOF, Mark Centers Trust has caused these presents to be signed in its name and on its behalf by its President and attested by its Secretary, this 26th day of May, 1993. Each of the undersigned officers of Mark Centers Trust acknowledges, under the penalties for perjury, that this First Amendment to Declaration of Trust is the act of the REIT and that, to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects.
ATTEST:    MARK CENTERS TRUST
/s/ Marvin J. Levine        By /s/ Marvin L. Slomowitz
Marvin J. Levine, Secretary            Marvin L. Slomowitz,
            President